As filed with the Securities and Exchange Commission on February 19, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Weyerhaeuser Company

(Exact name of registrant as specified in its charter)

Washington	91-0470860
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

33663 Weyerhaeuser Way South

Federal Way, Washington 98003

(253) 924-2345

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Plum Creek Timber Company, Inc. 2012 Stock Incentive Plan

Plum Creek Timber Company, Inc. Amended and Restated Stock Incentive Plan

(Full titles of the plans)

Devin W. Stockfish, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, Washington 98003

(253) 924-2345

(Name, address and telephone number of agent for service)

Copies to:

Richard Hall, Esq.

Erik R. Tavzel, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Shares, par value $1.25 per share	10,970,219	$22.55	$247,378,438.45	$24,911.01

(1)	This registration statement (this “Registration Statement”) covers the issuance of an aggregate of 10,970,219 common shares, par value $1.25 per share (“Weyerhaeuser Common Shares”) of Weyerhaeuser Company (“Weyerhaeuser” or the “Registrant”). At the effective time of the Merger (as defined in the Explanatory Note below), 6,856,387 shares of common stock, par value $0.01 per share (“Plum Creek Common Stock”), of Plum Creek Timber Company, Inc. (“Plum Creek”) were reserved and available for issuance under various Plum Creek benefit and compensation plans. As adjusted for the 1.60 exchange ratio in connection with the Merger, this equates to 10,970,219 Weyerhaeuser Common Shares to be registered hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Weyerhaeuser Common Shares which become issuable under the plans pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Weyerhaeuser Common Shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The proposed maximum offering price per share is estimated to be $22.55 based on the average of the high sales price ($22.75) and the low sales price ($22.35) of Weyerhaeuser Common Shares as reported on the New York Stock Exchange on February 12, 2016.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price. Pursuant to Rule 457(p) under the Securities Act, the total amount of the registration fee due is offset by $27,415.97, representing the dollar amount of the filing fee previously paid by Weyerhaeuser that corresponds to 8,811,697 unsold Weyerhaeuser Common Shares of registered pursuant to Weyerhaeuser’s Registration Statement on Form S-4 (File No. 333-208465) filed under the Securities Act on December 10, 2015, as amended by Amendment No. 1 filed on December 23, 2015. Accordingly, no filing fee is transmitted herewith.

EXPLANATORY NOTE

On February 19, 2016, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 6, 2015, between Weyerhaeuser and Plum Creek, Plum Creek merged with and into Weyerhaeuser (the “Merger”), with Weyerhaeuser continuing as the surviving corporation in the Merger. As a result of the Merger, each share of Plum Creek common stock issued and outstanding immediately prior to the time the Merger became effective, other than shares of Plum Creek common stock owned by Plum Creek as treasury stock, was converted into the right to receive 1.60 fully paid and nonassessable Weyerhaeuser Common Shares, with cash paid in lieu of fractional shares.

Pursuant to the Merger Agreement, upon consummation of the Merger, each outstanding Plum Creek stock option, whether vested or unvested, was converted into equivalent awards with respect to Weyerhaeuser Common Shares, after giving effect to appropriate adjustments to reflect the consummation of the Merger. Outstanding Plum Creek restricted stock unit awards and deferred stock unit awards were converted into equivalent equity awards with respect to Weyerhaeuser Common Shares, after giving effect to the appropriate adjustments to reflect the consummation of the Merger. As required by their terms, outstanding Plum Creek value management awards granted prior to 2015 were converted into the right to receive an amount in cash determined by assuming that all applicable goals were satisfied at the greater of target level performance and actual performance over a shortened performance period ending as of the consummation of the Merger. Outstanding Plum Creek value management awards granted following 2014 were converted into equivalent Weyerhaeuser awards with continued service-based vesting requirements, except that the performance goals will be deemed satisfied at the greater of target level performance and actual performance over a shortened performance period ending as of the consummation of the Merger.

In addition, Weyerhaeuser assumed the Plum Creek Timber Company, Inc. 2012 Stock Incentive Plan and the Plum Creek Timber Company, Inc. Amended and Restated Stock Incentive Plan (together, the “Plum Creek Plans”) and the remaining available but unissued shares thereunder in connection with the consummation of the Merger. This Registration Statement is filed by Weyerhaeuser for the purpose of registering 10,970,219 Weyerhaeuser Common Shares reserved and available for issuance under the Plum Creek Plans that have been assumed by Weyerhaeuser in connection with the consummation of the Merger and awards to be granted under the Plum Creek Plans following the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Plum Creek Plans, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 17, 2016, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)	the Registrant’s Current Reports on Form 8-K filed on January 22, February 2, February 4 (except with respect to items that are “furnished” but not “filed”), February 12, and February 19 (two filings); and

(c)	the description of the Registrant’s Common Shares contained in Weyerhaeuser’s joint proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on December 29, 2015, relating to the registration statement on Form S-4 (File No. 333-208465), including any amendments or reports filed for the purpose of updating such documents.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed (except for any portions of such documents that are “furnished”, as opposed to “filed”, for purposes of the Exchange Act).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article XII of the Registrant’s By-laws provides that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer or employee of the corporation, or who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the Business Corporation Act of the State of Washington (the “WBCA”), and any other applicable law, as from time to time in effect. Section 23B.08.510 of the WBCA, as amended, authorizes a court to award, or a corporation to grant, subject to certain limitations, indemnity to its directors and officers against reasonable expenses actually incurred in defending litigation against them in their capacities as directors and officers. This indemnity to directors and officers is sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Pursuant to section 23B.08.560 of the WBCA, the scope of the indemnification to the Registrant’s directors and officers includes a right to indemnification for all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) actually incurred by any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Pursuant to the Registrant’s Restated Articles of Incorporation, if the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant will be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. The Registrant’s Restated Articles of Incorporation also implements section 23B.08.320, which permits a corporation to limit the personal liability of directors to the corporation or its shareholders for monetary damages. The Registrant may also indemnify and advance expenses under sections 23B.08.510 through 23B.08.560 of the WBCA to an employee or agent of the corporation who is not a director to the same extent as to a director.

The Registrant has obtained and maintains a standard form officers’ and directors’ liability insurance policy insuring its officers and directors against certain liabilities for certain acts or omissions while acting in their official capacity, including liability under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	Form of certificate evidencing the Weyerhaeuser Common Shares (incorporated by reference to the Registration Statement on Form S-3 filed with the Commission on April 4, 1983)

5.1	Opinion of Perkins Coie LLP as to the validity of the securities being registered

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Perkins Coie LLP (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference)

24.1	Power of Attorney (included on signature page of this Registration Statement)

99.1	Plum Creek Timber Company, Inc. 2012 Stock Incentive Plan

99.2	Plum Creek Timber Company, Inc. Amended and Restated Stock Incentive Plan

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Federal Way, State of Washington, on February 19, 2016.

WEYERHAEUSER COMPANY,

By:	/s/ Doyle R. Simons
	Name:	Doyle R. Simons
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Doyle R. Simons, Russell S. Hagen and Devin W. Stockfish as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and her and in his and her name, place and stead, in any and all capacities to sign any and all amendments or supplements to this Registration Statement, whether pre-effective or post-effective, any related registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and any other documents filed in connection with any such registration statement, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or appropriate to be done, as fully to all intents and purposes as such person could or might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on February 19, 2016.

Signature	Title

/s/ Doyle R. Simons	President and Chief Executive Officer
Doyle R. Simons	Director
(Principal Executive Officer)

/s/ Russell S. Hagen	Senior Vice President and Chief Financial Officer
Russell S. Hagen	(Principal Financial Officer)

/s/ Jeanne M. Hillman	Vice President and Chief Accounting Officer
Jeanne M. Hillman	(Principal Accounting Officer)

/s/ David P. Bozeman	Director
David P. Bozeman

Signature	Title

/s/ Mark A. Emmert	Director
Mark A. Emmert

/s/ Rick R. Holley	Director
Rick R. Holley

/s/ John I. Kieckhefer	Director
John I. Kieckhefer

/s/ Sara Grootwassink Lewis	Director
Sara Grootwassink Lewis

/s/ John F. Morgan Sr.	Director
John F. Morgan Sr.

/s/ Nicole W. Piasecki	Director
Nicole W. Piasecki

/s/ Marc F. Racicot	Director
Marc F. Racicot

/s/ Lawrence A. Selzer	Director
Lawrence A. Selzer

/s/ D. Michael Steuert	Director
D. Michael Steuert

/s/ Kim Williams	Director
Kim Williams

/s/ Charles R. Williamson	Director
Charles R. Williamson

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Form of certificate evidencing the Weyerhaeuser Common Shares (incorporated by reference to the Registration Statement on Form S-3 filed with the Commission on April 4, 1983)

5.1	Opinion of Perkins Coie LLP as to the validity of the securities being registered

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Perkins Coie LLP (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference)

24.1	Power of Attorney (included on signature page of this Registration Statement)

99.1	Plum Creek Timber Company, Inc. 2012 Stock Incentive Plan

99.2	Plum Creek Timber Company, Inc. Amended and Restated Stock Incentive Plan